Exhibit 16.1

June 6, 2013

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Dear Sirs:

We have read the statements included under Item 4.01 in the Form 8-K dated June 6, 2013 of China Housing & Land Development, Inc. to be filed with the Securities and Exchange Commission and we agree with such statements as they relate to our firm.

Yours truly,

/s/ MSCM LLP

MSCM LLP